EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Reports First Quarter 2016 Net Income of $39 million, or $0.54 per Diluted Share

Company posts fifth consecutive quarter of strong, consistent earnings

Key Highlights - First Quarter 2016

•	Net income increased $6 million, or $0.10 per diluted share, from fourth quarter 2015.

•	Net interest income rose 4 percent from last quarter, driven by 6 percent increase in average earning assets; average loans held-for-sale rose 17 percent on strong business activity.

•	Fallout-adjusted locks increased 37 percent to $6.9 billion on higher refinance activity, overcoming normal seasonality of mortgage business.

•	Credit quality remained solid with lower consumer delinquencies and nonperforming loans.

•	Tier 1 leverage ratio remained strong at 11.0 percent.

TROY, Mich., April 26, 2016 - Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank, FSB, today reported first quarter 2016 net income of $39 million, or $0.54 per diluted share, as compared to $33 million in the fourth quarter 2015, or $0.44 per diluted share, and net income of $32 million in the first quarter 2015, or $0.43 per diluted share.

"We had another solid quarter, further validating our business plan and continuing our now five-quarter run of consistent earnings," said Alessandro P. DiNello, president and chief executive officer of Flagstar Bancorp, Inc. "Earnings improved 18 percent from last quarter, and we earned a 1.2 percent return on assets while capital, liquidity, and credit quality all remained strong. It was a good start to the year.

"Mortgage originations rebounded from a tough fourth quarter 2015. We feel good about where we stand as it relates to TRID, and we saw the first signs of traction from initiatives aimed at growing our retail production channels.

"We are inching closer to TARP refinance and subject to market conditions, regulatory approval, and other conditions, we believe that we will be able to complete the transaction within the next 90 days.

"While we are very pleased with the progress we are making, we are actively looking for opportunities to expand our banking relationships, strengthen our mortgage origination capabilities across all channels, and grow our subservicing business."

First Quarter 2016 Highlights:

Income Statement Highlights
	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
	(Dollars in millions)
Consolidated Statements of Income
Net interest income	$79	$76	$73	$73	$65
Provision (benefit) for loan losses	(13)	(1)	(1)	(13)	(4)
Noninterest income	105	97	128	126	119
Noninterest expense	137	129	131	138	138
Income before income taxes	60	45	71	74	50
Provision for income taxes	21	12	24	28	18
Net income	$39	$33	$47	$46	$32

Income per share:
Basic	$0.56	$0.45	$0.70	$0.69	$0.43
Diluted	$0.54	$0.44	$0.69	$0.68	$0.43

Key Ratios
	Three Months Ended					Change (bps)
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	Seq	Yr/Yr
Net interest margin	2.66%	2.69%	2.75%	2.79%	2.75%	(3)	(9)
Return on average assets	1.2%	1.0%	1.5%	1.6%	1.2%	20	0
Return on average equity	10.1%	8.6%	12.4%	12.7%	8.9%	150	120
Return on average common equity	12.2%	10.4%	15.1%	15.6%	10.9%	180	130

Balance Sheet Highlights
	Three Months Ended					% Change
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	Seq	Yr/Yr
	(Dollars in millions)
Average Balance Sheet
Average interest-earning assets	$11,871	$11,240	$10,693	$10,367	$9,422	6%	26%
Average loans held-for-sale	2,909	2,484	2,200	2,218	1,842	17%	58%
Average loans held-for-investment	5,668	5,642	5,412	4,938	4,293	—%	32%
Average total deposits	8,050	8,132	8,260	7,736	7,368	(1)%	9%

Net Interest Income

First quarter 2016 net interest income increased $3 million, or 4 percent, to $79 million, compared to $76 million for the fourth quarter 2015. The results were led by average earning asset growth of 6 percent, partially offset by a slight drop in the net interest margin.

Net interest margin decreased 3 basis points to 2.66 percent for the first quarter 2016, as compared to 2.69 percent for the fourth quarter 2015. The decrease from the prior quarter was driven primarily by higher cost funding in support of loan growth at the end of the prior quarter, partially offset by increased interest income on loans held-for-investment (mainly commercial loans).

Average loans held-for-sale were $2.9 billion in the first quarter 2016, increasing $425 million, or 17 percent, from the prior quarter. The increase was due to higher levels of mortgage originations.

Average loans held-for-investment totaled $5.7 billion for the first quarter 2016, largely unchanged from the fourth quarter 2015. During the first quarter 2016, relationship-based commercial loans increased while consumer loans declined. Average commercial loans increased $135 million, or 6 percent. Average consumer loans fell $109 million, or 3 percent, due to the sale of $787 million (UPB) of performing mortgage loans, and $96 million (UPB) of nonperforming, TDR, and other higher risk loans.

Average total deposits were $8.1 billion in the first quarter 2016, decreasing $82 million from the prior quarter. The decline was led by a drop in company-controlled and government deposits, partially offset by a gain in retail deposits. Average company-controlled deposits fell $89 million, or 7 percent, due to seasonality and a drop in subserviced loans. Average retail deposits rose $35 million, or 1 percent, led by a 3 percent increase in demand deposits.

Provision for Loan Losses

The Company experienced a provision benefit in the first quarter 2016, resulting primarily from a decrease in residential first mortgage loans and the sale of $96 million (UPB) nonperforming, TDR, and other higher risk loans. The provision benefit for loan losses totaled $13 million for the first quarter 2016, an increase from a benefit of $1 million for the fourth quarter 2015.

Net charge-offs in the first quarter 2016 were $12 million, or 0.86 percent of applicable loans, compared to $9 million, or 0.62 percent of applicable loans in the prior quarter. The first quarter 2016 amount included $6 million of net charge-offs associated with the sale of $96 million (UPB) of nonperforming, TDR, and other higher risk loans. The fourth quarter 2015 amount included $2 million of net charge-offs associated with the sale of $11 million (UPB) of nonperforming loans. Excluding loan sales in both quarters, net charge-offs in the first quarter 2016 were $6 million, or 0.40 percent of applicable loans, compared to $7 million, or 0.51 percent of applicable loans in the prior quarter.

Noninterest Income

First quarter 2016 noninterest income increased $8 million, or 8 percent, to $105 million, as compared to $97 million for the fourth quarter 2015. The first quarter 2016 results were led by higher net gain on loan sales, partially offset by a drop in the net return on the mortgage servicing asset and a reduced representation and warranty benefit.

First quarter 2016 net gain on loan sales increased to $75 million, as compared to $46 million for the fourth quarter 2015. The increase from the prior quarter reflected higher fallout-adjusted locks, an improved gain on sale margin, and a $9 million gain from the sale of $787 million (UPB) mortgage loans transferred from HFI, which were originated in 2015. Excluding the HFI loan transfer, net gain on loan sales was $66 million, up $20 million, or 43 percent, from the fourth quarter 2015. In the first quarter 2016, fallout-adjusted locks increased 37 percent to $6.9 billion, led by an increase in refinance activity. The net gain on loan sale margin was 1.09 percent for the first quarter 2016. Excluding the HFI loan sale, the net gain on loan sale margin was 0.96 percent, as compared to 0.92 percent for the fourth quarter 2015.

Mortgage Metrics
	Three Months Ended					Change (% / bps)
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	Seq	Yr/Yr
	(Dollars in millions)
Mortgage rate lock commitments (fallout-adjusted) (1)	$6,863	$5,027	$6,495	$6,804	$7,185	37%	(4)%
GOS margin (change in bps) (2)	1.09%	0.92%	1.05%	1.21%	1.27%	17	(18)
Gain on loan sales	$75	$46	$68	$83	$91	63%	(18)%
Net (loss) return on the mortgage servicing asset ("MSA")	$(6)	$9	$12	$9	$(2)	N/M	N/M
Gain on loan sales + net (loss) return on the MSA	$69	$55	$80	$92	$89	25%	(22)%
Residential loans serviced (number of accounts - 000's) (3)	340	361	369	378	385	(6)%	(12)%
Capitalized value of mortgage servicing rights	1.06%	1.13%	1.12%	1.15%	1.03%	(7)	3
N/M - Not meaningful
(1) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2) Gain on sale margin is based on net gain on loan sales to fallout-adjusted mortgage rate lock commitments.
(3) Includes serviced for own loan portfolio, serviced for others and subserviced for others loans.

Net return on the mortgage servicing asset (including the impact of economic hedges) was a net loss of $6 million for the first quarter 2016, as compared to income of $9 million for the fourth quarter 2015. The return on the mortgage servicing asset decreased from the fourth quarter 2015, primarily due to an increase in anticipated and actual prepayments as well as a smaller benefit from the collection of contingencies held back by the purchaser relating to MSR sales in prior periods.

The representation and warranty benefit was $2 million for the first quarter 2016, as compared to a $6 million benefit in the fourth quarter 2015. The representation and warranty reserve remained unchanged at March 31, 2016 at $40 million.

Noninterest Expense

Noninterest expense increased $8 million, or 6 percent, to $137 million for the first quarter 2016, as compared to $129 million for the fourth quarter 2015. The first quarter 2016 increase was led by higher compensation and benefits expense and commissions in part driven by investment in new strategic initiatives, partially offset by lower other noninterest expense.

Compensation and benefits increased to $68 million for the first quarter 2016, as compared to $59 million in the prior quarter, primarily due to higher seasonal payroll taxes, a planned increase in headcount for growth initiatives, and a full quarter's expense related to the ExLTIP plan.

Commissions were $10 million for the first quarter 2016, as compared to $8 million for the fourth quarter 2015. The $2 million increase in the first quarter 2016 was primarily attributable to higher mortgage closings.

Other noninterest expense for the first quarter 2016 totaled $10 million, as compared to $13 million for the fourth quarter 2015. The decrease from the prior quarter was led by lower warrant expense from a decrease in the Company's stock price and a drop in the FDIC assessment expense.

Income Taxes

The first quarter 2016 provision for income taxes totaled $21 million, as compared to $12 million in the fourth quarter 2015. The effective tax rate in the first quarter 2016 was 34 percent, as compared to 25 percent in the fourth quarter 2015. The increase in the marginal tax rate in the first quarter 2016 was largely due to a benefit recorded in the prior quarter for state income taxes.

Asset Quality

Credit Quality Ratios
	Three Months Ended					Change (% / bps)
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	2.9%	3.0%	3.7%	4.3%	5.7%	(10)	(280)
Charge-offs, net of recoveries	$12	$9	$24	$18	$41	33%	(71)%
Charge-offs, net of recoveries, adjusted (1)	$6	$7	$8	$3	$5	(14)%	20%
Total nonperforming loans held-for-investment	$53	$66	$63	$65	$84	(20)%	(37)%
Net charge-off ratio (annualized)	0.86%	0.62%	1.84%	1.49%	3.97%	24	(311)
Net charge-off ratio, adjusted (annualized) (1)	0.40%	0.51%	0.61%	0.26%	0.45%	(11)	(5)
Nonperforming loans to LHFI	0.95%	1.05%	1.15%	1.22%	1.81%	(10)	(86)
(1) Excludes charge-offs of $6 million, $2 million, $16 million, $15 million and $36 million related to the sale or transfer of nonperforming loans and
        TDRs during the three months ended March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015, respectively.

The allowance for loan losses was $162 million at March 31, 2016, covering 2.9 percent of loans held-for-investment. The allowance for loan losses was $187 million at December 31, 2015, covering 3.0 percent of loans held-for-investment. The decrease in the allowance for loan losses resulted primarily from the sale of residential first mortgage loans and charge-offs from the sale of $96 million (UPB) nonperforming, TDR, and other higher risk loans.

First quarter 2016 net charge-offs were $12 million, representing 0.86 percent of applicable loans. This represented an increase of $3 million from the fourth quarter 2015 net charge-offs of $9 million, or 0.62 percent of applicable loans. Excluding loan sales in both quarters, net charge-offs in the first quarter 2016 were $6 million, or 0.40 percent, compared to $7 million, or 0.51 percent in the prior quarter. First quarter 2016 net charge-offs included $3 million of loans with government guarantees. The remaining $3 million of charge-offs was 0.20 percent of applicable loans.

Nonperforming loans decreased to $53 million at March 31, 2016 from $66 million at December 31, 2015. The ratio of nonperforming loans to loans held-for-investment decreased to 0.95 percent at March 31, 2016 from 1.05 percent at December 31, 2015. At March 31, 2016, consumer loan delinquencies (30-89 days past due) totaled $11 million, down $3 million from December 31, 2015. There were no commercial loan delinquencies (30-89 days past due) at March 31, 2016.

Capital

Capital Ratios (Bancorp)	Three Months Ended					Change (% / bps)
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	Seq	Yr/Yr
Total capital	20.97%	20.28%	21.64%	21.30%	22.61%	69	(164)
Tier 1 capital	19.67%	18.98%	20.32%	19.97%	21.26%	69	(159)
Tier 1 leverage	11.04%	11.51%	11.65%	11.47%	12.02%	(47)	(98)
Mortgage servicing rights to Tier 1 capital	19.30%	20.63%	21.11%	24.22%	22.20%	(133)	(290)
Book value per common share	$22.82	$22.33	$21.91	$20.98	$20.43	2%	12%

The Company's regulatory capital ratios remain well above current regulatory quantitative guidelines for "well-capitalized" institutions. At March 31, 2016, the Company had a Tier 1 leverage ratio of 11.04 percent, as compared to 11.51 percent at December 31, 2015. The decrease in the ratio resulted from an increase in average assets and a higher phase-in requirement under Basel III, partially offset by earnings retention. At March 31, 2016, the Company had a common equity-to-assets ratio of 9.40 percent.

Earnings Conference Call

As previously announced, the Company's first quarter 2016 earnings call will be held Tuesday, April 26, 2016 at 11 a.m. (ET).

To join the call, please dial (800) 946-0744 toll free or (719) 325-2236, and use passcode 7324222. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820, using passcode 7324222.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com.
It will be archived on that site and will be available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $13.7 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, the largest bank headquartered in Michigan, provides commercial, small business, and consumer banking services through 99 branches in the state. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as through 26 retail locations in 19 states. Flagstar is the 10th largest national originator of mortgage loans and a top 25 mortgage servicer, handling payments and record keeping for nearly $70 billion of home loans for over 340,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release includes non-GAAP financial measures such as the estimated Basel III ratios. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations, which are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To mitigate these limitations, there are practices in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that the Company's performance is properly reflected to facilitate consistent period-to-period comparisons. Although the Company believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for those financial measures prepared in accordance with GAAP.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this earnings release, conference call slides, or the Form 8-K related to this press release. Additional discussion of the use of non-GAAP measures can also be found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements can be found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)

	March 31, 2016	December 31, 2015	March 31, 2015
	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents
Cash	$54	$54	$43
Interest-earning deposits	670	154	198
Total cash and cash equivalents	724	208	241
Investment securities available-for-sale	1,314	1,294	2,295
Investment securities held-to-maturity	1,253	1,268	—
Loans held-for-sale	2,591	2,576	2,097
Loans with government guarantees	462	485	704
Loans held-for-investment, net
Loans held-for-investment	5,640	6,352	4,631
Less: allowance for loan losses	(162)	(187)	(253)
Total loans held-for-investment, net	5,478	6,165	4,378
Mortgage servicing rights	281	296	279
Federal Home Loan Bank stock	172	170	155
Premises and equipment, net	256	250	241
Net deferred tax asset	352	364	416
Other assets	854	639	765
Total assets	$13,737	$13,715	$11,571
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$1,984	$1,574	$1,468
Interest-bearing	6,485	6,361	6,081
Total deposits	8,469	7,935	7,549
Short-term Federal Home Loan Bank advances	1,250	2,116	—
Long-term Federal Home Loan Bank advances	1,625	1,425	1,625
Other long-term debt	247	247	317
Representation and warranty reserve	40	40	53
Other liabilities	548	423	607
Total liabilities	12,179	12,186	10,151
Stockholders' Equity
Preferred stock	267	267	267
Common stock	1	1	1
Additional paid in capital	1,489	1,486	1,483
Accumulated other comprehensive (loss) income	(11)	2	23
Accumulated deficit	(188)	(227)	(354)
Total stockholders' equity	1,558	1,529	1,420
Total liabilities and stockholders' equity	$13,737	$13,715	$11,571

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						First Quarter 2016 Compared to:
	Three Months Ended					Fourth Quarter 2015		First Quarter 2015
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	Amount	Percent	Amount	Percent

Interest Income
Total interest income	$101	$95	$91	$90	$79	$6	6%	$22	28%
Total interest expense	22	19	18	17	14	3	16%	8	57%
Net interest income	79	76	73	73	65	3	4%	14	22%
Benefit for loan losses	(13)	(1)	(1)	(13)	(4)	(12)	N/M	(9)	N/M
Net interest income after provision for loan losses	92	77	74	86	69	15	19%	23	33%
Noninterest Income
Net gain on loan sales	75	46	68	83	91	29	63%	(16)	(18)%
Loan fees and charges	15	14	17	19	17	1	7%	(2)	(12)%
Deposit fees and charges	6	6	7	6	6	—	—%	—	—%
Loan administration income	6	7	8	7	4	(1)	(14)%	2	50%
Net (loss) return on the mortgage servicing asset	(6)	9	12	9	(2)	(15)	N/M	(4)	N/M
Net (loss) gain on sale of assets	(2)	—	1	(2)	—	(2)	N/M	(2)	N/M
Representation and warranty benefit	2	6	6	5	2	(4)	(67)%	—	—%
Other noninterest income (loss)	9	9	9	(1)	1	—	—%	8	N/M
Total noninterest income	105	97	128	126	119	8	8%	(14)	(12)%
Noninterest Expense
Compensation and benefits	68	59	58	59	61	9	15%	7	11%
Commissions	10	8	10	11	10	2	25%	—	—%
Occupancy and equipment	22	21	20	20	20	1	5%	2	10%
Asset resolution	3	2	—	5	8	1	50%	(5)	(63)%
Federal insurance premiums	3	5	6	6	6	(2)	(40)%	(3)	(50)%
Loan processing expense	12	12	14	14	12	—	—%	—	—%
Legal and professional expense	9	9	10	8	9	—	—%	—	—%
Other noninterest expense	10	13	13	15	12	(3)	(23)%	(2)	(17)%
Total noninterest expense	137	129	131	138	138	8	6%	(1)	(1)%
Income before income taxes	60	45	71	74	50	15	33%	10	20%
Provision for income taxes	21	12	24	28	18	9	75%	3	17%
Net income	$39	$33	$47	$46	$32	$6	18%	$7	22%
Income per share
Basic	$0.56	$0.45	$0.70	$0.69	$0.43	$0.11	24%	$0.13	30%
Diluted	$0.54	$0.44	$0.69	$0.68	$0.43	$0.10	23%	$0.11	26%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Mortgage loans originated (1)	$6,352	$5,824	$7,254
Mortgage loans sold and securitized	$6,948	$5,164	$6,254
Interest rate spread (2)	2.50%	2.54%	2.60%
Net interest margin	2.66%	2.69%	2.75%
Average common shares outstanding	56,513,715	56,449,596	56,385,454
Average fully diluted shares outstanding	57,600,984	57,502,017	56,775,039
Average interest-earning assets	$11,871	$11,240	$9,422
Average interest-paying liabilities	$9,823	$9,078	$7,505
Average stockholders' equity	$1,561	$1,547	$1,423
Return on average assets	1.16%	1.03%	1.16%
Return on average equity	10.08%	8.56%	8.85%
Return on average common equity	12.15%	10.35%	10.89%
Efficiency ratio	74.5%	75.2%	74.8%
Equity-to-assets ratio (average for the period)	11.52%	12.07%	13.11%
Charge-offs to average LHFI (3)	0.86%	0.62%	3.97%

	March 31, 2016	December 31, 2015	March 31, 2015
Book value per common share	$22.82	$22.33	$20.43
Number of common shares outstanding	56,557,895	56,483,258	56,436,026
Mortgage loans subserviced for others	$37,714	$40,244	$44,708
Mortgage loans serviced for others	$26,613	$26,145	$27,046
Weighted average service fee (basis points)	28.2	27.7	27.7
Capitalized value of mortgage servicing rights	1.06%	1.13%	1.03%
Mortgage servicing rights to Tier 1 capital	19.3%	20.6%	22.2%
Ratio of allowance for loan losses to LHFI (3)	2.93%	3.00%	5.69%
Ratio of nonperforming assets to total assets	0.49%	0.61%	0.87%
Equity-to-assets ratio	11.34%	11.14%	12.27%
Common equity-to-assets ratio	9.40%	9.20%	9.96%
Number of bank branches	99	99	107
Number of FTE employees	2,771	2,713	2,680

(1)	Includes residential first mortgage and second mortgage loans.

(2)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

(3)	Excludes loans carried under the fair value option.

Flagstar Bancorp, Inc.
Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Net income	$39	$33	$32
Deferred cumulative preferred stock dividends	(8)	(8)	(7)
Net income applicable to Common Stockholders	$31	$25	$25
Weighted Average Shares
Weighted average common shares outstanding	56,513,715	56,449,596	56,385,454
Effect of dilutive securities
Warrants	305,219	348,939	232,474
Stock-based awards	782,050	703,482	157,111
Weighted average diluted common shares	57,600,984	57,502,017	56,775,039
Earnings per common share
Net income applicable to Common Stockholders	$0.56	$0.45	$0.43
Effect of dilutive securities
Warrants	—	—	—
Stock-based awards	(0.02)	(0.01)	—
Diluted earnings per share	$0.54	$0.44	$0.43

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$2,909	$28	3.81%	$2,484	$24	3.88%	$1,842	$19	4.01%
Loans with government guarantees	475	4	3.05%	496	4	2.84%	865	5	2.45%
Loans held-for-investment
Consumer loans (1)	3,314	29	3.52%	3,423	30	3.52%	2,615	25	3.85%
Commercial loans (1)	2,354	23	3.91%	2,219	21	3.77%	1,678	16	3.95%
Total loans held-for-investment	5,668	52	3.68%	5,642	51	3.62%	4,293	41	3.89%
Investment securities	2,692	17	2.51%	2,441	16	2.55%	2,113	14	2.58%
Interest-earning deposits	127	—	0.52%	177	—	0.49%	309	—	0.44%
Total interest-earning assets	11,871	$101	3.39%	11,240	$95	3.36%	9,422	$79	3.37%
Other assets	1,672			1,585			1,434
Total assets	$13,543			$12,825			$10,856
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$445	$—	0.13%	$431	$—	0.13%	$424	$—	0.14%
Savings deposits	3,722	7	0.79%	3,725	8	0.84%	3,561	7	0.77%
Money market deposits	243	—	0.36%	272	—	0.39%	257	—	0.25%
Certificates of deposit	856	2	0.92%	813	2	0.88%	787	1	0.67%
Total retail deposits	5,266	9	0.74%	5,241	10	0.76%	5,029	8	0.67%
Government deposits
Demand deposits	256	—	0.39%	304	—	0.40%	225	—	0.39%
Savings deposits	419	1	0.52%	401	1	0.52%	374	1	0.52%
Certificates of deposit	412	1	0.47%	410	1	0.45%	357	—	0.35%
Total government deposits	1,087	2	0.47%	1,115	2	0.46%	956	1	0.43%
Total interest-bearing deposits	6,353	11	0.69%	6,356	12	0.71%	5,985	9	0.63%
Short-term debt	1,662	2	0.38%	1,226	1	0.25%	—	—	—%
Long-term debt	1,560	7	1.86%	1,219	4	1.60%	1,161	3	1.08%
Other	248	2	3.22%	277	2	2.66%	359	2	2.39%
Total interest-bearing liabilities	9,823	22	0.89%	9,078	19	0.83%	7,505	14	0.78%
Noninterest-bearing deposits (2)	1,697			1,776			1,383
Other liabilities	462			424			545
Stockholders' equity	1,561			1,547			1,423
Total liabilities and stockholder's equity	$13,543			$12,825			$10,856
Net interest-earning assets	$2,048			$2,162			$1,917
Net interest income		$79			$76			$65
Interest rate spread (3)			2.50%			2.54%			2.60%
Net interest margin (4)			2.66%			2.69%			2.75%
Ratio of average interest-earning assets to interest-bearing liabilities			120.9%			123.8%			125.5%
Total average deposits	$8,050			$8,132			$7,368

(1)
Consumer loans include: residential first mortgage, second mortgage, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and warehouse lending loans.

(2)	Includes noninterest-bearing company-controlled deposits that arise due to the servicing of loans for others.

(3)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average interest-earning assets.

Gain on Loan Sales
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
	(Dollars in millions)
Net gain on loan sales	$75	$46	$68	$83	$91
Mortgage rate lock commitments (gross)	$8,762	$6,258	$8,025	$8,400	$9,035
Loans sold and securitized	$6,948	$5,164	$7,318	$7,571	$6,254
Mortgage rate lock commitments (fallout-adjusted) (1)	$6,863	$5,027	$6,495	$6,804	$7,185
Net margin on mortgage rate lock commitments (fallout-adjusted) (1)	1.09%	0.92%	1.05%	1.21%	1.27%

(1)
Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates. The net margin is based on net gain on loan sales to fallout-adjusted mortgage rate lock commitments.

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets)	$1,453	11.04%	$1,435	11.51%	$1,393	11.65%	$1,309	11.47%	$1,257	12.02%
Total adjusted tangible asset base	$13,167		$12,474		$11,957		$11,406		$10,453
Tier 1 common equity (to risk weighted assets)	$1,032	13.96%	$1,065	14.09%	$1,024	14.93%	$954	14.56%	$909	15.38%
Tier 1 capital (to risk weighted assets)	$1,453	19.67%	$1,435	18.98%	$1,393	20.32%	$1,309	19.97%	$1,257	21.26%
Total capital (to risk weighted assets)	$1,549	20.97%	$1,534	20.28%	$1,483	21.64%	$1,396	21.30%	$1,336	22.61%
Risk weighted asset base	$7,387		$7,561		$6,857		$6,553		$5,909

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015		March 31, 2015
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets) (1)	$1,509	11.43%	$1,472	11.79%	$1,426	11.91%	$1,337	11.70%	$1,278	12.21%
Total adjusted tangible asset base	$13,200		$12,491		$11,975		$11,424		$10,471
Tier 1 common equity (to risk weighted assets) (1)	$1,509	20.34%	$1,472	19.42%	$1,426	20.75%	$1,337	20.35%	$1,278	21.58%
Tier 1 capital (to risk weighted assets) (1)	$1,509	20.34%	$1,472	19.42%	$1,426	20.75%	$1,337	20.35%	$1,278	21.58%
Total capital (to risk weighted assets)	$1,605	21.63%	$1,570	20.71%	$1,516	22.05%	$1,423	21.66%	$1,357	22.91%
Risk weighted asset base	$7,421		$7,582		$6,874		$6,570		$5,925

Loan Originations (Dollars in millions) (Unaudited)
	Three Months Ended March 31, 2016
	March 31, 2016		December 31, 2015		March 31, 2015
Consumer loans
Mortgage (1)	$6,352	98.3%	$5,824	96.0%	$7,254	99.2%
Other consumer (2)	27	0.4%	39	0.6%	21	0.3%
Total consumer loans	6,379	98.7%	5,863	96.6%	7,275	99.5%
Commercial loans (3)	84	1.3%	205	3.4%	38	0.5%
Total loan originations	$6,463	100.0%	$6,068	100.0%	$7,313	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Includes HELOC and other consumer loans.

(3)	Includes commercial real estate and commercial and industrial loans.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	March 31, 2016		December 31, 2015		March 31, 2015
Consumer loans
Residential first mortgage	$2,410	42.7%	$3,100	48.9%	$2,013	43.4%
Second mortgage	129	2.3%	135	2.1%	146	3.2%
HELOC	366	6.5%	384	6.0%	316	6.8%
Other	31	0.5%	31	0.5%	30	0.7%
Total consumer loans	2,936	52.1%	3,650	57.5%	2,505	54.1%
Commercial loans
Commercial real estate	851	15.1%	814	12.8%	635	13.7%
Commercial and industrial	571	10.1%	552	8.7%	408	8.8%
Warehouse lending	1,282	22.7%	1,336	21.0%	1,083	23.4%
Total commercial loans	2,704	47.9%	2,702	42.5%	2,126	45.9%
Total loans held-for-investment	$5,640	100.0%	$6,352	100.0%	$4,631	100.0%

Residential Loans Serviced
(Dollars in millions)
(Unaudited)

	March 31, 2016		December 31, 2015		March 31, 2015
	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts
Serviced for own loan portfolio (1)	$5,293	29,078	$6,088	30,683	$4,933	27,235
Serviced for others	26,613	118,768	26,145	118,662	27,046	126,393
Subserviced for others (2)	37,714	192,423	40,244	211,740	44,708	231,223
Total residential loans serviced	$69,620	340,269	$72,477	361,085	$76,687	384,851

(1)
Includes loans held-for-investment (residential first mortgage, second mortgage and HELOC), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

(2)	Does not include temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Beginning balance	$187	$197	$297
Benefit for loan losses	(13)	(1)	(4)
Charge-offs
Consumer loans
Residential first mortgage	(11)	(7)	(40)
Second mortgage	(1)	(2)	(1)
HELOC	(1)	(1)	(1)
Other	(1)	(1)	(1)
Total consumer loans	(14)	(11)	(43)
Total charge-offs	(14)	(11)	(43)
Recoveries
Consumer loans
Second mortgage	—	1	—
HELOC	1	—	—
Other	1	1	1
Total consumer loans	2	2	1
Commercial loans
Commercial real estate	—	—	2
Total commercial loans	—	—	2
Total recoveries	2	2	3
Charge-offs, net of recoveries	(12)	(9)	(40)
Ending balance	$162	$187	$253
Net charge-off ratio (annualized) (1)	0.86%	0.62%	3.97%
Net charge-off ratio, adjusted (annualized) (1)(2)	0.40%	0.51%	0.45%
Net charge-off ratio (annualized) by loan type (1)
Residential first mortgage	1.50%	1.03%	7.49%
Second mortgage	4.72%	1.89%	2.92%
HELOC and consumer	0.69%	0.86%	2.81%
Commercial real estate	(0.02)%	—%	(1.06)%
Commercial and industrial	(0.01)%	(0.01)%	—%

(1)	Excludes loans carried under the fair value option.

(2)
Excludes charge-offs of $6 million, $2 million and $36 million, related to the sale of nonperforming loans, TDRs and non-agency loans during the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

Representation and Warranty Reserve
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Balance, beginning of period	$40	$45	$53
Provision (release)
Charged to gain on sale for current loan sales	2	1	2
Charged to representation and warranty benefit	(2)	(6)	(2)
Total	—	(5)	—
Charge-offs, net	—	—	—
Balance, end of period	$40	$40	$53

Composition of Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

March 31, 2016	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$86	$9	$95
Second mortgage	5	5	10
HELOC	18	2	20
Other	2	—	2
Total consumer loans	111	16	127
Commercial loans
Commercial real estate	19	—	19
Commercial and industrial	10	—	10
Warehouse lending	6	—	6
Total commercial loans	35	—	35
Total allowance for loan losses	$146	$16	$162

December 31, 2015	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$104	$12	$116
Second mortgage	5	6	11
HELOC	20	1	21
Other	1	1	2
Total consumer loans	130	20	150
Commercial loans
Commercial real estate	18	—	18
Commercial and industrial	13	—	13
Warehouse lending	6	—	6
Total commercial loans	37	—	37
Total allowance for loan losses	$167	$20	$187

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
Nonperforming loans	$27	$31	$56
Nonperforming TDRs	6	7	18
Nonperforming TDRs at inception but performing for less than six months	20	28	10
Total nonperforming loans held-for-investment	53	66	84
Real estate and other nonperforming assets, net	14	17	16
Nonperforming assets held-for-investment, net (1)	$67	$83	$100

Ratio of nonperforming assets to total assets	0.49%	0.61%	0.87%
Ratio of nonperforming loans held-for-investment to loans held-for-investment	0.95%	1.05%	1.81%
Ratio of nonperforming assets to loans held-for-investment and repossessed assets	1.20%	1.32%	2.15%
Ratio of nonperforming assets to Tier 1 capital + allowance for loan losses	4.15%	5.12%	6.62%

(1)	Does not include nonperforming loans held-for-sale of $6 million, $12 million and $19 million at March 31, 2016, December 31, 2015, March 31, 2015, respectively.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total Investment Loans
March 31, 2016
Consumer loans	$8	$3	$52	$63	$2,936
Commercial loans	—	—	1	1	2,704
Total loans	$8	$3	$53	$64	$5,640
December 31, 2015
Consumer loans	$10	$4	$64	$78	$3,650
Commercial loans	—	—	2	2	2,702
Total loans	$10	$4	$66	$80	$6,352
March 31, 2015
Consumer loans	$22	$8	$84	$114	$2,505
Commercial loans	—	—	—	—	2,126
Total loans	$22	$8	$84	$114	$4,631

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Nonperforming TDRs at inception but performing for less than six months	Total
March 31, 2016
Consumer loans	$75	$6	$19	$100
Commercial loans	—	—	1	1
Total TDR loans	$75	$6	$20	$101
December 31, 2015
Consumer loans	$101	$7	$28	$136
Commercial loans	—	—	—	—
Total TDR loans	$101	$7	$28	$136
March 31, 2015
Consumer loans	$111	$18	$10	$139
Commercial loans	—	—	—	—
Total TDR loans	$111	$18	$10	$139

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

Basel III (transitional) to Basel III (fully phased-in) reconciliation. On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We reported under Basel I (which included the Market Risk Final Rules) at December 31, 2014 and prior. When fully phased-in, Basel III will increase capital requirements through higher minimum capital levels as well as through increases in risk-weights for certain exposures. Additionally, the final Basel III rules place greater emphasis on common equity. In October 2013, the OCC and Federal Reserve released final rules detailing the U.S. implementation of Basel III and the application of the risk-based and leverage capital rules to top-tier savings and loan holding companies. We have transitioned to the Basel III framework beginning in January 2015 and are subject to a phase-in period extending through 2018. Accordingly, the calculations provided below are estimates. These measures are considered to be non-GAAP financial measures because they are not formally defined by GAAP and the Basel III implementation regulations will not be fully phased-in until January 1, 2019. The regulations are subject to change as clarifying guidance becomes available and the calculations currently include our interpretations of the requirements including informal feedback received through the regulatory process. Other entities may calculate the Basel III ratios differently from our calculations based on their interpretation of the guidelines. Since analysts and banking regulators may assess our capital adequacy using the Basel III framework, we believe that it is useful to provide investors information enabling them to assess our capital adequacy on the same basis.

March 31, 2016	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
	(Dollars in millions) (Unaudited)
Flagstar Bancorp (the Company)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III (transitional)	$1,032	$1,453	$1,453	$1,549
Increased deductions related to deferred tax assets, mortgage servicing assets and other capital components	(237)	(152)	(152)	(151)
Basel III (fully phased-in) capital	$795	$1,301	$1,301	$1,398
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III assets (transitional)	$7,387	$13,167	$7,387	$7,387
Net change in assets	26	(152)	26	26
Basel III (fully phased-in) assets	$7,413	$13,015	$7,413	$7,413
Capital ratios
Basel III (transitional)	13.96%	11.04%	19.67%	20.97%
Basel III (fully phased-in)	10.72%	10.00%	17.55%	18.86%

March 31, 2016	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
Flagstar Bank (the Bank)	(Dollars in millions) (Unaudited)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III (transitional)	$1,509	$1,509	$1,509	$1,605
Increased deductions related to deferred tax assets, mortgage servicing assets and other capital components	(104)	(104)	(104)	(104)
Basel III (fully phased-in) capital	$1,405	$1,405	$1,405	$1,501
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in) (1)
Basel III assets (transitional)	$7,421	$13,200	$7,421	$7,421
Net change in assets	213	(104)	213	213
Basel III (fully phased-in) assets	$7,634	$13,096	$7,634	$7,634
Capital ratios
Basel III (transitional)	20.34%	11.43%	20.34%	21.63%
Basel III (fully phased-in)	18.41%	10.73%	18.41%	19.66%